Exhibit 4.23

SBERBANK OF RUSSIA

Established in 1841

Addendum No. 2
to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

City of Moscow	“ 05 ” August 2013

Open Joint-Stock Company Sberbank of Russia (Sberbank of Russia OJSC), hereinafter referred to as the “Lender,” represented by its Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations at Sberbank of Russia OJSC, Fyodor Vladimirovich Sapronov, acting on the basis of the Articles of Incorporation and Power of Attorney No. 811D dated 10 August 2012, on the one hand, and Open Joint-Stock Company Mobile TeleSystems (Mobile TeleSystems OJSC), hereinafter referred to as the “Borrower,” represented by the Vice President for Finance and Investments at Mobile TeleSystems OJSC, Alexei Valerievich Kornya, acting on the basis of unnumbered Power of Attorney dated 29.05.2013 entered in the register under No. 3-446, on the other, hereinafter referred to jointly as the “Parties,” have concluded the present Addendum No. 2, hereinafter referred to as the “Addendum,” to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010, hereinafter referred to as the “Agreement,” as follows:

1. Clause 3.3.1 of the Agreement shall be reworded to read as follows:

“3.3.1. Following the conclusion and presentation to the Lender of contracts entitling the Lender, without the Borrower’s instruction, to debit funds from the Borrower accounts indicated in Appendix No. 1 to the Agreement towards the discharge of overdue debt.”

2. The first paragraph of Clause 5.6 of the Agreement shall be reworded to read as follows:

“5.6. Funds remitted towards the discharge of debt under the Agreement, including those debited, without the Borrower’s instruction, from the Borrower’s accounts and those transferred by third parties shall be directed, regardless of the payment purpose (in due consideration of the provisos set forth in Clauses 5.7, 5.10, 5.11, 5.12, 5.13 of the Agreement) indicated in the payment document, first and foremost towards the recoupment of Lender costs incurred in securing performance according to the following priority ranking:”

3. Clauses 7.1.5, 7.1.6 of the Agreement shall be reworded to read as follows:

“7.1.5. In the event of the occurrence of overdue loan debt under the credit and/or overdue debt under the interest and/or other payments envisioned by the Agreement and/or late charges under the Agreement, as funds are remitted, said funds shall be debited from the Borrower’s accounts with the Lender and at other banks in the currency of the respective obligation, without the Borrower’s instruction, towards the discharge of said overdue payments and late charges.

The Lender shall notify the Borrower in writing of the fact of the debiting of funds from the Borrowers’ accounts, without its instruction, towards the discharge of overdue payments and late charges in the manner prescribed by the Agreement.

7.1.6. In the event of insufficient funds in the Borrower’s account with the Lender in the obligation currency to discharge the overdue debt and/or late charges accrued under the Agreement, as funds are remitted, said funds shall be debited from the Borrower’s accounts with the Lender and at other banks in a currency other than the obligation currency, with the subsequent conversion of the debited funds at the exchange rate and on the terms established by the Lender and the other banks involved for the execution of conversion operations as of the date of operation execution, followed by the crediting of the funds yielded as a result of conversion to the Borrower’s account with the Lender and at other banks in the obligation currency.

The Lender shall notify the Borrower in writing of the fact of the debiting of funds from the Borrower’s accounts, without its instruction, and their subsequent conversion in the manner prescribed by the Agreement.”

4. The first paragraph and first bullet point of Clause 8.2.5 of the Agreement shall be reworded to read as follows:

“8.2.5. The Lender shall be provided, on a quarterly basis no later than 15 (fifteen) business days from the last day of the calendar month immediately following the reporting period (quarter, half-year, 9 (nine) months), and at the end of the fiscal year — no later than 15 (fifteen) business days from the last day of the period established under applicable Russian Federation law for the submission of annual accounting records (financial statements) to the tax authorities, with the following:

Signature	Signature
Lender	Borrower

• accounting records (financial statements) in the composition and form established under applicable Russian Federation law, containing a note as to the method by which the document was sent to the respective division of the RF Federal Tax Service (for annual statements) and certified under signature of the responsible director and official seal of the Borrower, enclosed with the auditor’s report (or its concluding section) (in cases where applicable Russian Federation law mandates the auditing of accounting records (financial statements);”

5. Clause 8.2.9 of the Agreement shall be reworded to read as follows:

“8.2.9. A contract shall be concluded entitling the Lender to debit funds, without the Borrower’s instruction, towards the discharge of overdue debt from the Borrower’s new accounts opened with the Lender within 5 (five) business days from the date of issuance of the Creditor’s notice of the opening of the new account(s), as well as, at the Lender’s request, from the Borrower’s accounts opened at other banks, as indicated in Appendix No. 1 to the Agreement, per the form and within the timeframe established by the Lender. Notification of the Borrower of the aforementioned requirements shall be undertaken in the manner prescribed by the Agreement.”

6. All remaining clauses and terms of the Agreement not amended by the present Addendum shall remain valid.

7. The present Addendum shall enter into force as of the date of its signing by the Parties and constitutes an integral part of the Agreement.

8. The present Addendum has been compiled in 2 (two) original counterparts, each with equal legal force, one kept with the Lender and the other with the Borrower.

Places of business and details of the Parties

Lender:

Place of business and mailing address: 19 Ulitsa Vavilova, Moscow, 117997, Russian Federation
INN 7707083893, OGRN 1027700132195, KPP 775001001, OKPO 00032537

For remittances in Russian rubles: account No. 30301810500001000014, correspondent account No. 30101810400000000225 at the Operational Department of the Moscow Main Territorial Administration of the Bank of Russia, BIK 044525225

For remittances in U.S. dollars:

Account No. 30301840800001000014 Sberbank, Moscow, SWIFT SABRRUMM. (HEAD OFFICE — ALL OFFICES in RUSSIA). BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

Telephone: (495) 747-37-77, Fax: (495) 957-57-61

Borrower:

Place of business and mailing address: 4 Ulitsa Marksistskaya, Moscow, 109147, Russian Federation
INN 7740000076, OGRN 1027700149124, KPP 770901001, OKPO 52686811

Settlement account in the official currency of the Russian Federation No. 40702810100020008293 at the Operational Department of Sberbank of Russia OJSC

Settlement account in U.S. dollars No. 40702840400020008293 at the Operational Department of Sberbank of Russia OJSC

Telephone (495) 223-21-64, fax (495) 223-21-68

PARTY SIGNATURES

Lender	Borrower

Managing Director — Head of the Loan Management and Project Financing Office at the Department for Major Client Relations, Sberbank of Russia OJSC	Vice President for Finance and Investments Mobile TeleSystems OJSC

Signature F. V. Sapronov	Signature A. V. Kornya
AFFIX SEAL HERE	AFFIX SEAL HERE

Seal: Open Joint-Stock Company Sberbank of Russia SBERBANK Moscow	Seal: Open Joint-Stock Company Mobile TeleSystems Moscow

Addendum No. 2 dated 05 August 2013
to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010